As filed with the Securities and Exchange Commission on December 17, 2003

Registration No. 333-109798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tempur-Pedic International Inc.

(f/k/a “TWI Holdings, Inc.”)

(Exact name of registrant as specified in its charter)

Delaware	2510	33-1022198
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert B. Trussell, Jr., President and Chief Executive Officer

Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Utzschneider, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 617-951-8000	Jeremy W. Dickens, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 212-310-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	$366,562,500	$29,655

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.
(3)	$24,270 was previously paid to the Commission in connection with the initial filing of this Registration Statement on October 17, 2003. $3,640.50 was paid in connection with the filing of Amendment No. 1 to this Registration Statement on November 20, 2003 and $1,744.50 was paid in connection with the filing of Amendment No. 3 to this Registration Statement on December 12, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 4 to this Registration Statement is being filed solely to amend Part II to include a revised Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions, are estimated as follows:

SEC Registration Fee	$29,655
NASD Fees	$30,500
New York Stock Exchange Listing Fees	$255,000
Printing and Engraving Expenses	$535,000
Legal Fees and Expenses	$500,000
Accountant’s Fees and Expenses	$535,000
Expenses of Qualification Under State Securities Laws, including Attorneys’ Fees	$3,000
Transfer Agent and Registrar’s Fees	$18,000
Miscellaneous Costs	$93,845

Total	$2,000,000

Item 14.    Indemnification of Directors and Officers

Tempur-Pedic International is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

Tempur-Pedic International’s certificate of incorporation, as amended, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit. In addition, the bylaws of Tempur-Pedic International provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law and authorizes the company to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the company or another business entity against any expense, liability, or loss, regardless of whether the company would have the power to indemnify such person under the company’s bylaws or Delaware law.

Item 15.    Recent Sales of Unregistered Securities

Tempur-Pedic International was incorporated on September 17, 2002. Since that date, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, except as set forth below with respect to the senior subordinated notes due 2010, or any public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder, or Rule 701 of the Securities Act pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

In November 2002, pursuant to a Contribution Agreement among us and certain holders of our capital stock, we issued:

•	146,463.65 shares of our Series A preferred stock to certain investors for cash in an aggregate amount of $146,463,653.33;

•	13,831.00 shares of our Class A common stock to certain former stockholders of Tempur World, Inc. in exchange for their then-outstanding shares of Tempur World, Inc. having an aggregate value of $13,830,981.18; and

•	878.64 shares of our Class B-1 common stock to certain members of management in exchange for promissory notes (which have since been either forgiven and cancelled or repaid and cancelled).

These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In November 2002, pursuant to a Stock Purchase Agreement between us and a certain investor, we issued 175.00 shares of our Class A common stock in exchange for cash in the amount of $175,000. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In November 2002, pursuant to a Warrant Agreement between us and certain mezzanine lenders, we issued warrants to purchase an aggregate of 8,492.01 shares of our Class B common stock at an exercise price of $0.01 per share. Pursuant to the Warrant Agreement, an aggregate of $603,179.68 was allocated to the purchase price of the warrants. Although the mezzanine facility has been repaid in full, the warrants remain outstanding. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Between November 2002 and September 2003, we granted to certain of our employees and a member of our board of directors, stock options to purchase an aggregate of 8,817,732 shares of our Class B-1 common stock at exercise prices ranging from $800 per share to $1,500 per share. These options were granted in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

In July 2003, an officer purchased 354.00 shares of our Class B-1 common stock for cash in the amount of $283,200 pursuant to a stock option exercise. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

In August 2003, in connection with stock option exercises and pursuant to Stock Repurchase Agreements between us and each exercising optionee, certain of our employees and a member of our board of directors purchased an aggregate of 3,170.50 shares of our Class B-1 common stock for cash in the aggregate amount of $2,753,656. These securities were issued in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

In August 2003, pursuant to the terms of an indenture, Tempur-Pedic, Inc. and Tempur Production USA, Inc., our indirect, wholly-owned subsidiaries, issued and sold to a group of underwriters 10 1/4% senior subordinated notes due 2010 (the “Notes”) in an aggregate principal amount of $150,000,000. The Notes were guaranteed by Tempur-Pedic International, and certain of its other subsidiaries. These securities were issued in reliance on the exemptions from registration pursuant to Section 4(2) of the Securities Act. The underwriters subsequently resold these Notes to qualified institutional buyers, non-U.S. persons and certain institutional accredited investors pursuant to Rule 144A, Regulation S and Rule 501(a)(1), (2), (3) and (7) under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a) Exhibits

1.1	Form of Underwriting Agreement.*

2.1	Agreement and Plan of Merger dated as of October 4, 2002, among Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., Robert B. Trussell, Jr., David C. Fogg, Jeffrey P. Heath, H. Thomas Bryant, Tempur-Pedic International Inc., TWI Acquisition Corp. and Tempur World, Inc.**

2.2	Contribution Agreement dated as of October 4, 2002, among TA IX, L.P., TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, Robert B. Trussell, Jr., David C. Fogg, H. Thomas Bryant, Jeffrey P. Heath, Mrs. R.B. Trussell, Jr. and Tempur-Pedic International Inc. **

3.1	Amended and Restated Certificate of Incorporation of Tempur-Pedic International Inc.*

3.2	Amended and Restated By-laws of Tempur-Pedic International Inc.*

4.1	Specimen certificate for shares of common stock.*

5.1	Opinion of Bingham McCutchen LLP.

10.1	Indenture dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc. , Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.**

10.2	Form of 10¼% Senior Subordinated Notes Due 2010 (included in Exhibit 10.1).**

10.3	Registration Rights Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.**

10.4	Second Amended and Restated Credit Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.**

10.5	Registration Rights Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.**

10.6	Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.**

10.7	Series A Preferred Stock Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.sP., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P. and TA Investors LLC.**

10.8	Tempur-Pedic International Inc. 2002 Stock Option Plan.**

10.9	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Robert B. Trussell, Jr.**

10.10	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and David C. Fogg.**

10.11	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and H. Thomas Bryant.**

10.12	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Jeffrey P. Heath.**

10.13	Separation Agreement dated as of July 3, 2003, among Tempur-Pedic International Inc., Tempur World, Inc. and Jeffrey P. Heath.**

10.14	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, Inc. and Jeffrey P. Heath.**

10.15	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, Inc. and Dale E. Williams.**

10.16	Employment Agreement dated September 12, 2003, between Tempur International Limited and David Montgomery.***

10.17	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.*

10.18	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.*

10.19	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, Inc. to Mikael Magnusson and Dag Landvik, as Seller Representatives under the Merger Agreement, and their affiliates.****

21.1	Subsidiaries of Tempur-Pedic International Inc.****

23.1	Consent of Ernst & Young LLP.*

23.2	Notice regarding consent of Arthur Andersen LLP.*

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24.1	Power of Attorney of Tempur-Pedic International Inc.*

*	Previously filed.
**	Incorporated by reference from the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on September 23, 2003.
***	Incorporated by reference from Amendment No. 1 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on October 30, 2003.
****	Incorporated by reference from Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on November 25, 2003.

(b) Financial Statement Schedules

The following financial statement schedule is included in this registration statement:

Report of Independent Accountants on Financial Statement Schedule	S-1

Schedule II—Valuation and Qualifying Accounts	S-2

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(2)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic International Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of December, 2003.

TEMPUR-PEDIC INTERNATIONAL INC.
By:	/s/ ROBERT B. TRUSSELL, JR.

Robert B. Trussell, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	December 17, 2003

/s/ DALE E. WILLIAMS Dale E. Williams	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	December 17, 2003

* Jeffrey B. Johnson	Corporate Controller, Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	December 17, 2003

* Jeffrey S. Barber	Director	December 17, 2003

* Christopher A. Masto	Director	December 17, 2003

* Francis A. Doyle	Director	December 17, 2003

* P. Andrews McLane	Director	December 17, 2003

* Tully M. Friedman	Director	December 17, 2003

*By:	/s/ DALE E. WILLIAMS

Dale E. Williams Attorney-in-Fact

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Tempur-Pedic International Inc. and Subsidiaries

We have audited the consolidated financial statements of Tempur-Pedic International Inc. and Subsidiaries as of December 31, 2002, and for the two months ended December 31, 2002, and have issued our report thereon dated June 20, 2003 (included elsewhere in this Registration Statement).

We have audited the consolidated financial statements of Tempur World, Inc. and Subsidiaries as of October 31, 2002, and for the ten months ended October 31, 2002, and have issued our report thereon dated June 20, 2003 (included elsewhere in this Registration Statement).

The financial statements of Tempur World, Inc. and Subsidiaries as of December 31, 2001 and 2000 and for the years then ended were audited by other auditors who have ceased operations and whose report dated March 8, 2002 expressed an unqualified opinion on those statements.

Our audits of Tempur-Pedic International Inc. for the two months ended December 31, 2002 and Tempur World, Inc. for the ten months ended October 31, 2002 also included the financial statement schedules (Schedule II) included in this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST	& YOUNG LLP

Louisville, Kentucky

June 20, 2003

S-1

TEMPUR WORLD, INC. AND SUBSIDIARIES

(Predecessor to Tempur-Pedic International Inc.)

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001

FOR THE TEN MONTHS ENDED OCTOBER 31, 2002

SCHEDULE II

TEMPUR-PEDIC INTERNATIONAL INC.

(Successor to Tempur World, Inc.)

VALUATION AND QUALIFYING ACCOUNTS

FOR THE TWO MONTHS ENDED DECEMBER 31, 2002

SCHEDULE II

Description	Balance at Beginning of Period	Additions Charges to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
TEMPUR WORLD, INC. AND SUBSIDIARIES:
Year Ended December 31, 2000	$298,633	$3,289,814	$—	$(3,051,732)	$536,715
Year Ended December 31, 2001	536,715	3,000,112	—	(2,719,366)	817,461
Ten Months Ended October 31, 2002	817,461	2,776,105	—	(1,516,594)	2,076,972
TEMPUR-PEDIC INTERNATIONAL INC.
Two Months Ended December 31, 2002	2,076,972	500,531	—	(59,018)	2,518,485

S-2

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*

2.1	Agreement and Plan of Merger dated as of October 4, 2002, among Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., Robert B. Trussell, Jr., David C. Fogg, Jeffrey P. Heath, H. Thomas Bryant, Tempur-Pedic International Inc., TWI Acquisition Corp. and Tempur World, Inc.**

2.2	Contribution Agreement dated as of October 4, 2002, among TA IX, L.P., TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, Robert B. Trussell, Jr., David C. Fogg, H. Thomas Bryant, Jeffrey P. Heath, Mrs. R.B. Trussell, Jr. and Tempur-Pedic International Inc.**

3.1	Amended and Restated Certificate of Incorporation of Tempur-Pedic International Inc.*

3.2	Amended and Restated By-laws of Tempur-Pedic International Inc.*

4.1	Specimen certificate for shares of common stock.*

5.1	Opinion of Bingham McCutchen LLP.

10.1	Indenture dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.**

10.2	Form of 10¼% Senior Subordinated Notes Due 2010 (included in Exhibit 10.1).**

10.3	Registration Rights Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.**

10.4	Second Amended and Restated Credit Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.**

10.5	Registration Rights Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.**

10.6	Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.**

10.7	Series A Preferred Stock Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.sP., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P. and TA Investors LLC.**

10.8	Tempur-Pedic International Inc. 2002 Stock Option Plan.**

10.9	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Robert B. Trussell, Jr.**

10.10	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and David C. Fogg.**

10.11	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and H. Thomas Bryant.**

10.12	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Jeffrey P. Heath.**

10.13	Separation Agreement dated as of July 3, 2003, among Tempur-Pedic International Inc., Tempur World, Inc. and Jeffrey P. Heath.**

10.14	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, Inc. and Jeffrey P. Heath.**

10.15	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, Inc. and Dale E. Williams.**

10.16	Employment Agreement dated September 12, 2003, between Tempur International Limited and David Montgomery.***

10.17	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.*

10.18	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.*

10.19	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, Inc. to Mikael Magnusson and Dag Landvik, as Seller Representatives under the merger agreement, and their affiliates.****

21.1	Subsidiaries of Tempur-Pedic International Inc.****

23.1	Consent of Ernst & Young LLP.*

23.2	Notice regarding consent of Arthur Andersen LLP.*

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24.1	Power of Attorney of Tempur-Pedic International Inc.*

*	Previously filed.

**	Incorporated by reference from the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on September 23, 2003.

***	Incorporated by reference from Amendment No. 1 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on October 30, 2003.

****	Incorporated by reference from Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on November 25, 2003.